Exhibit 99.1

FOR IMMEDIATE RELEASE
November 1, 2016

Owens & Minor Releases 3rd Quarter 2016 Financial Results

•	Consolidated quarterly revenues were $2.42 billion

•	Quarterly operating earnings were $53.6 million, while adjusted operating earnings (non-GAAP) were $56.3 million for the quarter

•	Quarterly diluted EPS was $0.48, while adjusted quarterly diluted EPS (non-GAAP) was $0.51

Richmond, Va. - BUSINESS WIRE - November 1, 2016 - Owens & Minor, Inc. (NYSE:OMI) today reported financial results for the third quarter ended September 30, 2016, including consolidated revenues of $2.42 billion, a decline of 2.3% when compared to revenues of $2.47 billion in the prior year period. Quarterly net income improved to $29.8 million, or $0.48 per diluted share, compared to $0.45 per diluted share in the third quarter of 2015. Quarterly adjusted net income (non-GAAP), was $31.6 million, or $0.51 per diluted share, compared to $0.54 per diluted share in last year’s third quarter. Revenue and earnings declines in the third quarter are primarily attributable to the previously discussed exit of a large Domestic customer, which transitioned substantially in August. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

Consolidated operating earnings for the third quarter of 2016 were $53.6 million, or 2.22% of revenues, essentially unchanged when compared to the third quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the third quarter of 2016 were $56.3 million, or 2.33% of revenues, decreased by $3.4 million, when compared to the prior year period.

“I’m pleased with our execution focus. Our teams achieved solid results for the quarter and successfully managed through the exit of a large customer,” said P. Cody Phipps, president & chief executive officer of Owens & Minor. “We have made steady progress in managing costs and improving productivity, while we begin to execute our strategic plan for the future. The healthcare industry continues to evolve, and we are taking steps to reposition Owens & Minor for success in a changing environment.”

2016 Year-to-Date Results
For the nine months ended September 30, 2016, consolidated revenues were $7.36 billion, an increase of 1.0%, when compared to revenues of $7.29 billion in the first nine months of 2015. Net income for the first nine months of 2016 was $81.7 million, or $1.32 per diluted share, compared favorably to net income of $71.3 million, or $1.14 per diluted share, for the same period last year. Adjusted net income (non-GAAP) for the year-to-date period was $95.0 million, or $1.53 per diluted share, compared to $90.2 million, or $1.44 per diluted share, last year. The increase in net income per diluted share resulted from improved operating earnings in the company’s Domestic and International segments.

Consolidated operating earnings for the first nine months of 2016 were $151 million, or 2.05% of revenues, representing an increase of $8.2 million, when compared to the same period of 2015. On an adjusted basis, consolidated operating earnings for the year-to-date period improved $6.4 million to $171 million, or 2.32% of revenues.

Asset Management
The balance of cash and cash equivalents was $213 million at September 30, 2016. For the year-to-date period of 2016, the company reported cash provided by operating activities of $144 million. Asset management metrics for the quarter included: consolidated days sales outstanding (DSO) of 21.1 days, as of September 30, 2016, compared to DSO of 23.0 days, as of September 30, 2015. Consolidated inventory turns were 8.9 turns compared to 9.5 turns for 2015.

Segment Results
Domestic segment revenues for the third quarter of 2016 were $2.29 billion, a decrease of 1.5% when compared to the prior year’s third quarter results. For the year-to-date period of 2016, Domestic segment revenues improved 1.5% to $6.95 billion when compared to the same period last year. The improvement in Domestic segment revenue was driven by growth with large healthcare provider customers which was offset in the quarter by the previously announced exit of a large Domestic customer. An additional selling day in the first quarter of 2016 also contributed to the year-to-date improvement. For the third quarter of 2016, Domestic segment operating earnings declined nearly $1.0 million to $41.0 million, or 1.79% of segment revenues. For the year-to-date period, Domestic segment operating earnings were $126 million, or 1.81% of segment revenues, a $7.7 million or 6.5% improvement, over the same period of 2015. Segment operating earnings reflected the benefits of solid revenue growth and expense control initiatives, partially offset by a year-over-year decline in income from manufacturer product price changes and the customer exit in the third quarter.

The International segment contributed revenues of $83.8 million for the third quarter of 2016 and $256 million in revenues for the year-to-date period, representing declines of $9.0 million and $25.3 million respectively. Revenues were also affected by the unfavorable foreign currency impacts of $7.6 million and $12.8 million for the quarter and year-to-date periods, respectively, as well as the previously discussed exit of a customer in July 2015. The International segment reported operating earnings of $1.4 million for the third quarter of 2016, and $3.4 million for the year-to-date period, as a result of improved performance in the U.K. and continued profitable results across the regions.

Clinical & Procedural Solutions (CPS) revenues for the third quarter of 2016 were $133 million compared to $144 million in the same period last year. For the year-to-date period, CPS revenues were $409 million, unchanged when compared to the prior year period. Third quarter operating earnings for the CPS segment were $14.3 million, a decline of $2.3 million. For the year-to-date period, operating earnings were $41.9 million, compared to $43.6 million in the same period last year. CPS results reflect the impact of lower revenues in the third quarter.

“With increasing customer cost pressures and competitive dynamics in healthcare, we anticipate that we will experience increased margin pressures in the fourth quarter and next year,” said Richard A. Meier, executive vice president & chief financial officer, and president-International of Owens & Minor. “We are taking appropriate steps to manage these pressures, while at the same time, focusing on the implementation of our strategic plan.”

2016 Outlook
The company affirmed its financial guidance for 2016 of adjusted earnings per diluted share in the range of $2.00 to $2.05.

Investor Events
Owens & Minor is scheduled to participate in the following investor events; webcasts of the company’s formal presentations will be posted on the company’s corporate website:

•	Jefferies London Healthcare Conference - London, November 17, 2016

•	35th Annual J.P. Morgan Healthcare Conference - San Francisco, January 9-12, 2017

•	Owens & Minor Investor Day - New York, February 2017 - date and details TBA

“Looking ahead, we intend to host our annual investor day in February 2017, when we plan to discuss our new strategy,” said Meier. “At that time, we would also expect to provide our financial outlook.”

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor will conduct a conference call for investors on Wednesday, November 2, 2016, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #98776687. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our 2016 Outlook, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  Investors should refer to our annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com.  Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

Source:     Owens & Minor, Inc.

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2016	2015
Net revenue	$2,415,601	$2,471,669
Cost of goods sold	2,119,326	2,165,315
Gross margin	296,275	306,354
Distribution, selling and administrative expenses	241,305	246,959
Acquisition-related and exit and realignment charges	2,739	6,134
Other operating income, net	(1,337)	(311)
Operating earnings	53,568	53,572
Interest expense, net	6,770	6,744
Income before income taxes	46,798	46,828
Income tax provision	16,967	18,652
Net income	$29,831	$28,176

Net income per common share:
Basic	$0.48	$0.45
Diluted	$0.48	$0.45

	Nine Months Ended September 30,
	2016	2015
Net revenue	$7,355,069	$7,285,032
Cost of goods sold	6,462,739	6,382,740
Gross margin	892,330	902,292
Distribution, selling and administrative expenses	726,944	743,611
Acquisition-related and exit and realignment charges	19,974	21,757
Other operating income, net	(5,179)	(5,484)
Operating earnings	150,591	142,408
Interest expense, net	20,324	20,305
Income before income taxes	130,267	122,103
Income tax provision	48,585	50,761
Net income	$81,682	$71,342

Net income per common share:
Basic	$1.32	$1.14
Diluted	$1.32	$1.14

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2016	December 31, 2015

Assets
Current assets
Cash and cash equivalents	$213,096	$161,020
Accounts and notes receivable, net	579,031	587,935
Merchandise inventories	944,897	940,775
Other current assets	283,753	284,970
Total current assets	2,020,777	1,974,700
Property and equipment, net	198,780	208,930
Goodwill, net	418,095	419,619
Intangible assets, net	86,982	95,250
Other assets, net	69,998	75,277
Total assets	$2,794,632	$2,773,776
Liabilities and equity
Current liabilities
Accounts payable	$768,570	$710,609
Accrued payroll and related liabilities	41,424	45,907
Other current liabilities	283,831	307,073
Total current liabilities	1,093,825	1,063,589
Long-term debt, excluding current portion	566,474	568,495
Deferred income taxes	83,553	86,326
Other liabilities	64,097	62,776
Total liabilities	1,807,949	1,781,186
Total equity	986,683	992,590
Total liabilities and equity	$2,794,632	$2,773,776

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016	2015

Operating activities:
Net income	$81,682	$71,342
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42,182	51,871
Share-based compensation expense	8,934	7,611
Provision for losses on accounts and notes receivable	(216)	(182)
Deferred income tax (benefit) expense	(3,233)	3,643
Changes in operating assets and liabilities:
Accounts and notes receivable	5,023	(13,758)
Merchandise inventories	(5,066)	(25,339)
Accounts payable	58,742	83,434
Net change in other assets and liabilities	(44,903)	25,890
Other, net	686	1,526
Cash provided by operating activities	143,831	206,038

Investing activities:
Additions to property and equipment	(13,682)	(15,321)
Additions to computer software and intangible assets	(7,081)	(16,876)
Proceeds from sale of property and equipment	4,497	119
Cash used for investing activities	(16,266)	(32,078)

Financing activities:
Change in bank overdraft	21,753	—
Repayment of revolving credit facility	—	(33,700)
Cash dividends paid	(47,802)	(47,780)
Repurchases of common stock	(48,654)	(15,821)
Excess tax benefits related to share-based compensation	680	521
Other, net	(8,118)	(6,296)
Cash used for financing activities	(82,141)	(103,076)
Effect of exchange rate changes on cash and cash equivalents	6,652	(2,411)

Net increase (decrease) in cash and cash equivalents	52,076	68,473
Cash and cash equivalents at beginning of period	161,020	56,772
Cash and cash equivalents at end of period	$213,096	$125,245

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
					.
Consolidated operating results:
Net revenue	$2,415,601	$2,483,676	$2,455,793	$2,487,914	$2,471,669

Gross margin	$296,275	$299,420	$296,636	$312,282	$306,354
Gross margin as a percent of revenue	12.27%	12.06%	12.08%	12.55%	12.39%

Distribution, selling & admin expenses	$241,305	$242,914	$242,725	$250,172	$246,959
Distribution, selling & admin expenses as a percent of revenue	9.99%	9.78%	9.88%	10.06%	9.99%

Operating earnings, as reported (GAAP)	$53,568	$52,054	$44,970	$57,953	$53,572
Acquisition-related charges (1)	597	730	(399)	4,048	1,335
Exit and realignment charges (2)	2,142	6,022	10,882	2,599	4,799
Other (3)	—	—	—	(1,500)	—
Operating earnings, adjusted (Non-GAAP)	$56,307	$58,806	$55,453	$63,100	$59,706
Operating earnings as a percent of revenue, as reported (GAAP)	2.22%	2.10%	1.83%	2.33%	2.17%
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.33%	2.37%	2.26%	2.54%	2.42%

Net income, as reported (GAAP)	$29,831	$27,716	$24,135	$32,068	$28,176
Acquisition-related charges (1)	597	730	(399)	4,048	1,335
Income tax expense (benefit) (4)	(221)	(164)	152	77	(236)
Exit and realignment charges (2)	2,142	6,022	10,882	2,599	4,799
Income tax expense (benefit) (4)	(794)	(2,081)	(3,506)	(2,163)	(519)
Other (3)	—	—	—	(1,500)	—
Income tax expense (benefit) (4)	—	—	—	—	—
Net income, adjusted (Non-GAAP)	$31,555	$32,223	$31,264	$35,129	$33,555

Net income per diluted common share, as reported (GAAP)	$0.48	$0.45	$0.39	$0.51	$0.45
Acquisition-related charges (1)	0.01	0.01	—	0.07	0.02
Exit and realignment charges (2)	0.02	0.06	0.11	—	0.07
Other (3)	—	—	—	(0.02)	—
Net income per diluted common share, adjusted (Non-GAAP)	$0.51	$0.52	$0.50	$0.56	$0.54

Financing:
Cash and cash equivalents	$213,096	$138,951	$190,323	$161,020	$125,245
Total interest-bearing debt	$570,263	$571,143	$572,318	$573,522	$574,304

Stock information:
Cash dividends per common share	$0.255	$0.255	$0.255	$0.2525	$0.2525
Stock price at quarter-end	$34.73	$37.38	$40.42	$35.98	$31.94

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related charges in the second and third quarter of 2016 primarily relate to costs incurred to settle certain obligations and address other on-going matters associated with the acquisitions of ArcRoyal and Medical Action. Charges in the first quarter of 2016 related to the gain on the sale of property acquired with the Medical Action acquisition. Charges in 2015 consisted primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to the former owner and costs to transition information technology and other administrative functions.
(2) Charges in 2016 were associated with severance activities (including our voluntary employee separation program in the first quarter of 2016), and other costs associated with our strategic organizational realignment which include certain professional fees and costs to streamline administrative functions and processes in the United States and Europe. Similar charges in 2015 also included the consolidation of distribution and logistics centers and closure of offsite warehouses.
(3) The fourth quarter of 2015 included a partial recovery of $1.5 million related to a contract settlement in the United Kingdom for which $3.9 million was expensed in 2014. Both the 2015 recovery and the 2014 settlement expense were recorded in other operating income, net.
(4)These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Three Months Ended September 30,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$2,287,233	94.69%	$2,321,301	93.92%
International	83,751	3.47%	92,777	3.75%
CPS	132,705	5.49%	143,866	5.82%
Total segment net revenue	2,503,689		2,557,944
Inter-segment revenue
CPS	(88,088)	(3.65)%	(86,275)	(3.49)%
Total inter-segment revenue	(88,088)		(86,275)
Consolidated net revenue	$2,415,601	100.00%	$2,471,669	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$41,034	1.79%	$41,979	1.81%
International	1,382	1.65%	1,649	1.78%
CPS	14,340	10.81%	16,604	11.54%
Inter-segment eliminations	(449)		(526)
Acquisition-related and exit and realignment charges (1)	(2,739)		(6,134)
Consolidated operating earnings	$53,568	2.22%	$53,572	2.17%

Depreciation and amortization:
Domestic	$7,360		$8,621
International	4,259		4,792
CPS	2,218		2,034
Consolidated depreciation and amortization	$13,837		$15,447

Capital expenditures:
Domestic	$3,071		$2,041
International	3,223		7,235
CPS	1,009		96
Consolidated capital expenditures	$7,303		$9,372

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$6,954,687	94.56%	$6,850,731	94.04%
International	255,861	3.48%	281,144	3.86%
CPS	409,022	5.56%	409,225	5.62%
Total segment net revenue	7,619,570		7,541,100
Inter-segment revenue
CPS	(264,501)	(3.60)%	(256,068)	(3.51)%
Total inter-segment revenue	(264,501)		(256,068)
Consolidated net revenue	$7,355,069	100.00%	$7,285,032	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$126,202	1.81%	$118,478	1.73%
International	3,402	1.33%	2,492	0.89%
CPS	41,866	10.24%	43,636	10.66%
Inter-segment eliminations	(905)		(441)
Acquisition-related and exit and realignment charges (1)	(19,974)		(21,757)
Consolidated operating earnings	$150,591	2.05%	$142,408	1.95%

Depreciation and amortization:
Domestic	$22,399		$26,592
International	13,125		14,430
CPS	6,658		6,375
Consolidated depreciation and amortization	$42,182		$47,397

Capital expenditures:
Domestic	$10,274		$13,399
International	8,053		18,025
CPS	2,436		773
Consolidated capital expenditures	$20,763		$32,197

	September 30, 2016		December 31, 2015
Total assets:
Domestic	$1,677,898		$1,728,345
International	460,616		464,003
CPS	443,022		420,408
Segment assets	2,581,536		2,612,756
Cash and cash equivalents	213,096		161,020
Consolidated total assets	$2,794,632		$2,773,776

(1) The three and nine months ended September 30, 2015 included $0.3 million and $4.5 million, respectively in accelerated amortization related to an information system that was replaced.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Numerator:
Net income	$29,831	$28,176	$81,682	$71,342
Less: income allocated to unvested restricted shares	(291)	(262)	(855)	(620)
Net income attributable to common shareholders - basic	29,540	27,914	80,827	70,722
Add: undistributed income attributable to unvested restricted shares - basic	80	67	216	129
Less: undistributed income attributable to unvested restricted shares - diluted	(80)	(67)	(216)	(129)
Net income attributable to common shareholders - diluted	$29,540	$27,914	$80,827	$70,722
Denominator:
Weighted average shares outstanding — basic	61,015	61,998	61,405	62,204
Dilutive shares - stock options	—	—	—	1
Weighted average shares outstanding — diluted	61,015	61,998	61,405	62,205

Net income per share attributable to common shareholders:
Basic	$0.48	$0.45	$1.32	$1.14
Diluted	$0.48	$0.45	$1.32	$1.14